Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference, in Registration Statements Nos. 333-101541 and No. 33-71130 on Form S-3 and Registration Statement Nos. 33-63059, 333-61969, 333-17451, 333-82787, 333-30272, and 333-63264 on Form S-8 of Black Hills Corporation, of our report dated March 22, 2004, relating to the statements of financial position of the Black Hills Corporation Employee Stock Purchase Plan as of and for the two years ended December 31, 2003 and 2002 appearing in this Annual Report on Form 11-K of Black Hills Corporation Employee Stock Purchase Plan for the year ended December 31, 2003.

Deloitte & Touche LLP

Minneapolis, MN
March 22, 2004